Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-415-8972 rob@FNKIR.com

Ormat Technologies Reports fourth quarter and full year 2019 financial results; Announces transition of Senior management

Company exceeds guidance achieving record revenue of $746 million and Meets guidance for EBITDA

RENO, Nev. February 25, 2020, Ormat Technologies, Inc. (the “Company”, “we”, “Ormat” or “us”) (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2019 and a transition of its senior management.

MANAGEMENT TRANSITIONS

Mr. Angel has decided to retire from his position as Chief Executive Officer, effective July 1, 2020, after six years of successful service to the Company, its employees and its shareholders. It is intended that Mr. Angel will become a member of Ormat’s Board of Directors before his retirement as Chief Executive Officer and will continue to be employed by the Company through December 31, 2020 in order to assist with the management transition.

Ormat’s Board of Directors has appointed Mr. Blachar, the Company’s President and Chief Financial Officer, to succeed Mr. Angel. Mr. Blachar will assume the role of Chief Executive Officer on July 1, 2020 upon Mr. Angel’s retirement. Mr. Blachar has served as Chief Financial Officer of Ormat since 2013 and was instrumental in the strategic development and growth of the company during that period. Previously, he held senior managerial positions with Shikun & Binui Ltd., A.D.O. Group Ltd., Teva Pharmaceutical Industries Ltd. and Amdocs Limited.

Mr. Blachar will be succeeded in his role as Chief Financial Officer by Assaf Ginzburg, effective May 10, 2020, at which point Mr. Blachar will serve as President of the Company until assuming his role as Chief Executive Officer on July 1, 2020. Mr. Ginzburg currently serves as Executive Vice President and Chief Financial Officer of Delek US Holdings, Inc. (NYSE: DK) and Delek Logistics Partners, LP (NYSE: DKL), and has over 15 years of experience in the energy industry. In his financial positions, Mr. Ginzburg supervised teams of senior financial professionals and has significant experience in all aspects of corporate finance, financial planning, tax, accounting and investor relations.

“Ormat is well positioned with broad and committed senior leadership, enabling a smooth and seamless transition,” commented Mr. Angel. “Over the last seven years, Doron has proved himself to be a talented and outstanding executive with demonstrated ability as a business leader. I am confident that Doron will lead Ormat to continued success. Assaf Ginzburg is a proven financial executive with significant experience and Ormat will benefit from his expertise as we continue to grow. I look forward to continuing to be part of the Ormat family and, in the future, to contribute to Ormat’s success as a member of the Board of Directors.”

The Board of Directors of Ormat issued the following statement: “Isaac has led Ormat to become not only a geothermal industry leader, but also in the development of initiatives in the broader renewable energy sector. Isaac established a strong and responsible corporate culture, built a strong management team and created lasting value for employees, customers, and shareholders. We wish him the best in his well-deserved retirement from day-to-day leadership of Ormat and are grateful that he has agreed to continue to serve the Company in the future as a member of the Board of Directors. The Board is confident that the Company will reach new heights under Doron’s leadership. Doron has been a strategic executive with a deep understanding of our industry and how to grow our business profitably. He has proven invaluable over the past seven years. Finally, we welcome Assaf Ginzburg to the Ormat team.”

ORMAT TECHNOLOGIES, INC.
6140 Plumas Street Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

FINANCIAL RESULTS

($ millions, except per share amounts)	Q4 2019	Q4 2018	Change (%)	FY 2019	FY 2018	Change (%)
Revenues
Electricity	144.4	138.3	4.4%	540.3	509.9	6.0%
Product	43.8	49.7	(11.9%)	191.0	201.7	(5.3%)
Energy Storage & Management Services	4.3	2.4	75.5%	14.7	7.6	92.3%
Total revenues	192.4	190.5	1.0%	746.0	719.3	3.7%
Gross profit	74.5	90.8	(18.0%)	269.3	270.4	(0.4%)
Gross margin (%)
Electricity	43.6%	54.0%		42.1%	41.5%
Product	28.2%	32.2%		23.6%	30.3%
Energy Storage & Management Services	(19.0%)	7.9%		(21.8%)	(29.2%)
Gross margin (%)	38.7%	47.7%		36.1%	37.6%

Operating income	54.5	68.0	(19.9%)	193.8	185.1	4.7%
Net income attributable to the Company’s stockholders	12.6	18.2	(30.8%)	88.1	98.0	(10.1%)
Diluted EPS	0.24	0.36	(33.3%)	1.72	1.92	(10.4%)

Adjusted net income attributable to the Company’s stockholders[1]	12.6	21.3	(40.8%)	74.8	106.1	(29.5%)
Diluted adjusted EPS[1]	0.24	0.42	(42.9%)	1.46	2.08	(29.8%)

Adjusted EBITDA[1]	102.2	113.2	(9.7%)	384.3	368.0	4.4%
Selected numbers without the impact of Puna
Adjusted Electricity gross margin without the impact of Puna’’2	46.9%	48.6%		44.1%	41.9%
Adjusted total gross margin without the impact of Puna[2]	41.2%	43.7%		37.5%	37.8%
Diluted adjusted EPS without the impact of Puna[1]	0.31	0.33	(6.1%)	1.60	1.95	(17.9%)
Adjusted EBITDA without the impact of Puna[1]	104.7	103.6	1.1%	385.5	354.7	8.7%

“This was a positive ending to a strong year for Ormat,” commented Mr. Angel, Chief Executive Officer. “With the encouraging regulatory environment, robust growth plan and increasing market demand for base-load renewable energy, Ormat is well-positioned for continued success in 2020 and beyond. Our electricity segment delivered 6.0% full-year growth despite no contribution by Puna for all of 2019 and we signed three important PPAs in Hawaii and California, giving us great visibility into the coming year. We now expect Puna to re-start operations in the second half of 2020 due to a delay in a building permit that was received just last week. In the product segment, we are close to signing a significant contract that, if signed, would replenish our backlog. replenishing our backlog and our margins in this segment. Our storage and management services segment is growing, and as customers continue to seek innovative ways to improve efficiency of renewable energy systems through storage, we believe that this portion of our business will become increasingly relevant.”

Mr. Angel continued, “Confidence in our business is growing with the recent extension of federal tax incentives, which supports our accelerated growth plans in the U.S. Today, we announce our 2022 growth targets, which projects the addition of 180MW to 200MW of new megawatts of generating capacity from geothermal and solar by the end of 2022 and are in an advance stage of securing a new operating and development pipeline of energy storage projects, demonstrating progress towards our stated goal to evolve from a geothermal leader to a leader in renewable energy. This evolution ties nicely with our energy storage efforts, positioning Ormat as an industry leader with a comprehensive range of products, solutions, properties and expertise to deliver clean, renewable energy in a variety of ways.”

financial highlights for The full year 2019

●	Total revenues of $746.0 million, up 3.7% compared to 2018;

●	Electricity segment revenues of $540.3 million, up 6.0% compared to 2018;

1 Reconciliation is set forth below in this release

2 Puna’s gross margin (loss) in the fourth quarter and year-end 2019 was $(4.5) million and $(9.7) million respectively. Puna’s gross margin in the fourth quarter and year-end 2018 was $7.8 million and $5.6 million respectively

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●	Electricity segment gross margin was 42.1% compared to 41.5% for 2018; gross margin without the impact of Puna was 44.1% in 2019 compared to 41.9% in 2018;

●	Product segment revenues of $191.0 million, down 5.3% compared to 2018;

●	Product segment backlog was approximately $141.9 million as of February 25, 2020;

●	Energy Storage & Management Services segment revenues of $14.7 million compared to $7.6 million in 2018;

●	Total gross margin was 36.1% compared to 37.6% in 2018; adjusted total gross margin without the impact of Puna was 37.5% in 2019 compared to 37.8% in 2018;

●	Net income was $93.5 million compared to $110.1 million in 2018;

●	Net income attributable to the Company's stockholders was $88.1 million, or $1.72 per diluted share, compared to $98.0 million, or $1.92 per diluted share in 2018;

●	Adjusted net income attributable to the Company's stockholders[3] for 2019 of $74.8 million, or $1.46 per diluted share. Adjusted net income attributable to the company's stockholders and diluted EPS for 2018 of $106.1 million or, $2.08 per diluted share;

●	Adjusted EBITDA[3] increased 4.4% to $384.3 million, up from $368.0 million in 2018; without the impact of Puna adjusted EBITDA in 2019 was $385.6 million; and

●	The Company declared a quarterly dividend of $0.11 per share for the fourth quarter of 2019.

Recent Developments

●	Ormat signed two similar 10-year PPAs with Silicon Valley Clean Energy (SVCE) and Monterey Bay Community Power (MBCP), under which SVCE and MBCP will each purchase 7MW (for a total of 14MW) of power generated by the expected 30MW Casa Diablo-IV (CD4) geothermal project located in Mammoth Lakes, California.

●	Ormat’s subsidiary, Puna Geothermal Venture (PGV), and Hawaiian Electric’s Hawaii Electric Light amended and restated a PPA for dispatchable geothermal power sold from Ormat’s Puna complex, located on the Big Island of Hawaii through 2052. The PPA increased contracted capacity under the agreement and provided for new fixed prices, regardless of changes to fossil fuel pricing.

●	The United States federal government retroactively revived and extended the full Production Tax Credit (PTC) for geothermal facilities through 2020. The PTC provides a credit for each kilowatt-hour of energy produced by the taxpayer from qualified renewable energy facilities.

●	Ormat announced the commercial operation of the Hinesburg Battery Energy Storage System (Hinesburg BESS) under an agreement with Vermont Electric Cooperative (VEC).

●	Ormat announced the appointment of Mr. Blachar as the Company’s President. Mr. Blachar is assisting the Chief Executive Officer, Isaac Angel, with the Company’s strategic direction and operational management until he assumes Mr. Angel’s position in July 1, 2020.

2020 GUIDANCE

Mr. Angel added, “We expect full-year 2020 total revenues of between $720 million and $740 million with electricity segment revenues between $560 million and $570 million. We expect product segment revenues of between $140 million and $150 million. Revenues from energy storage and demand response activity are expected to be between $15 million and $20 million. We expect 2020 Adjusted EBITDA of between $405 million and $415 million for the full year. We expect annual Adjusted EBITDA attributable to minority interest to be approximately $26 million.”

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three months and year ended December 31, 2019. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income taxes expense related to still evolving effects of the tax law reform in the United States and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

3 Reconciliation is set forth below in this release

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FOURTH QUARTER 2019 FINANCIAL RESULTS (COMPARING THE QUARTER ENDED DECEMBER 31, 2019 TO THE QUARTER ENDED DECEMBER 31, 2018)

Total revenues for the quarter were $192.4 million, up 1.0% compared to the same quarter last year. Electricity segment revenues increased 4.4% to $144.4 million, up from $138.3 million last year. The increase was mainly attributable to the commencement of commercial operation of the third phase of the McGinness Hills Complex in Nevada, which began in December 2018. Product segment revenues decreased 11.9% to $43.8 million, down from $49.7 million in the same quarter last year due to timing of revenue recognition of the projects included in our backlog. Energy Storage and Management Services segment revenues were $4.3 million compared to $2.4 million in the same quarter last year. The increase was mainly driven by the start of operation of two storage energy facilities in the PJM market.

General and administrative expenses were $14.0 million, or 7.3% of total revenues, compared to $4.4 million, or 2.3% of total revenues. The increase was primarily attributable to $10.3 million of income resulting from the release of an earn-out provision related to the acquisition of our Viridity business that offset expenses in the year ended December 31, 2018. General and administrative expenses for the three months ended December 31, 2018 constituted 7.7% of total revenues for such period excluding the earn-out adjustment.

Net income attributable to the Company’s shareholders was $12.6 million, or $0.24 per diluted share, compared to $18.2 million, or $0.36 per diluted share.

Adjusted EBITDA4 was $102.2 million in the fourth quarter of 2019 and $104.7 million excluding the impact of Puna that was shutdown following the volcanic eruption in 2018, compared to $113.2 million in the fourth quarter of 2018 and $103.6 million excluding the impact of Puna. The increase in Adjusted EBITDA without the impact of Puna is mainly related to the commencement of commercial operation of the third phase of the McGinness Hills Complex. A reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

FULL YEAR 2019 FINANCIAL HIGHLIGHTS

For the year ended December 31, 2019, total revenues were $746.0 million, up from $719.3 million for the year ended December 31, 2018, an increase of 3.7%. Electricity segment revenues increased 6.0% to $540.3 million for the year ended December 31, 2019, up from $509.9 million for 2018. Product segment revenues decreased 5.3% to $191.0 million for the year, down from $201.7 million last year. Energy Storage and Management Services segment revenues were $14.7 million for the year ended December 31, 2019 compared to $7.6 million in 2018.

General and administrative expenses for the full year of 2019 were $55.8 million, or 7.5% of total revenues, compared to $47.8 million, or 6.6% of total revenues last year. This increase was mainly due to a $10.3 million adjustment in respect to an earn out related to the acquisition of the Viridity business in 2018, which was partially offset by costs related to the identification of a material weakness related to taxes in the fourth quarter of 2017 and the restatement of 2017 financial statements and costs related to the acquisition of USG.

Net income for the year ended December 31, 2019 was $93.5 million compared to $110.1 million for the prior year period.

Net income attributable to the company’s stockholders was $88.1 million, or $1.72 per diluted share, compared to $98.0 million, or $1.92 per diluted share, for the same period a year ago.

Adjusted Net income attributable to the Company's stockholders4 for 2019 of $74.8 million, or $1.46 per diluted share. Adjusted net income attributable to the company's stockholders and diluted EPS for 2018 of $106.1 million or, $2.08 per diluted share.

Adjusted EBITDA4 for the year ended December 31, 2019 was $384.3 million and $385.5 excluding the impact of Puna that was shutdown following the volcanic eruption in 2018, compared to $368.0 million for 2018 and $354.7 million, respectively, an increase of 8.7% in the Adjusted EBITDA without the impact of Puna. The reconciliation of GAAP Net income to EBITDA and Adjusted EBITDA is set forth below in this release.

4 Reconciliation is set forth below in this release

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Dividend

On February 25, 2020, the Company’s Board of Directors declared, approved and authorized payment of a quarterly dividend of $0.11 per share pursuant to the Company’s dividend policy. The dividend will be paid on March 26, 2020 to shareholders of record as of the close of business on March 12, 2020. In addition, the Company expects to pay a quarterly dividend of $0.11 per share in each of the next three quarters.

ConfERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Wednesday, February 26, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

Investors may access the call by dialing:

Participant dial in (toll free):	1-877-511-6790
Participant international dial-in:	1-412-902-4141

Conference replay

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10138458

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal, solar and recovered energy generation (“REG”), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 584 employees in the United States and 762 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling approximately 3,000 MW of gross capacity. Ormat’s current 914 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

For the Three- and 12-Month Periods Ended December 31, 2019 and 2018

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$144,368	$138,320	$540,333	$509,879
Product	43,814	49,717	191,009	201,743
Other	4,260	2,428	14,702	7,645
Total revenues	192,442	190,465	746,044	719,267
Cost of revenues:
Electricity	81,392	63,692	312,835	298,255
Product	31,479	33,729	145,974	140,697
Other	5,069	2,235	17,912	9,880
Total cost of revenues	117,940	99,656	476,721	448,832
Gross profit	74,502	90,809	269,323	270,435
Operating expenses:
Research and development expenses	1,874	1,118	4,647	4,183
Selling and marketing expenses	4,124	3,813	15,047	19,802
General and administrative expenses	14,032	4,432	55,833	47,750
Impairment charge	—	13,464	—	13,464
Write-off of unsuccessful exploration activities	—	—	—	126
Operating income	54,472	67,982	193,796	185,110
Other income (expense):
Interest income	320	458	1,515	974
Interest expense, net	(17,568)	(22,034)	(80,384)	(70,924)
Derivatives and foreign currency transaction gains (losses)	(72)	(2,250)	624	(4,761)
Income attributable to sale of tax benefits	4,415	4,020	20,872	19,003
Other non-operating expense, net	(482)	117	880	7,779
Income before income taxes and equity in losses of investees	41,085	48,293	137,303	137,181
Income tax (provision) benefit	(25,477)	(31,386)	(45,613)	(34,733)
Equity in losses of investees, net	(1,481)	6,182	1,853	7,663

Net income	14,127	23,089	93,543	110,111
Net income attributable to noncontrolling interest	(1,521)	(4,869)	(5,448)	(12,145)
Net income attributable to the Company's stockholders	$12,606	$18,220	$88,095	$97,966

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.25	$0.36	$1.73	$1.93

Diluted:
Net Income	$0.24	$0.36	$1.72	$1.92

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	51,017	50,691	50,867	50,643
Diluted	51,511	50,936	51,227	50,969

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Condensed Consolidated Balance Sheet

For the Periods Ended December 31, 2019 and December 31, 2018

	December 31,	December 31,
	2019	2018
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$71,173	$98,802
Restricted cash and cash equivalents	81,937	78,693
Receivables:
Trade	154,525	137,581
Other	22,048	19,393
Inventories	34,949	45,024
Costs and estimated earnings in excess of billings on uncompleted contracts	38,365	42,130
Prepaid expenses and other	12,667	51,441
Total current assets	415,664	473,064
Investment in an unconsolidated company	81,140	71,983
Deposits and other	37,276	18,209
Deferred income taxes	129,510	113,760
Property, plant and equipment, net	1,971,415	1,959,578
Construction-in-process	376,555	261,690
Operating lease right of use	17,405	—
Financing lease right of use	14,161	—
Deferred financing and lease costs, net	1,008	3,242
Intangible assets, net	186,220	199,874
Goodwill	20,140	19,950
Total assets	$3,250,494	$3,121,350
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$141,857	$116,362
Short-term revolving credit lines with banks (full recourse)	40,550	159,000
Commercial paper	50,000	—
Billings in excess of costs and estimated earnings on uncompleted contracts..	2,755	18,402
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	24,473	33,493
Other loans	34,458	29,687
Full recourse	76,572	5,000
Operating lease liabilities	2,743	—
Finance lease liabilities	3,068	—
Total current liabilities	376,476	361,944
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	339,336	375,337
Other loans	317,395	320,242
Full recourse:
Senior unsecured bonds	286,453	303,575
Other loans	68,747	41,579
Operating lease liabilities	14,008	—
Finance lease liabilities	11,209	—
Liability associated with sale of tax benefits	123,468	69,893
Deferred lease income	1,201	48,433
Deferred income taxes	97,126	61,323
Liability for unrecognized tax benefits	14,643	11,769
Liabilities for severance pay	18,751	17,994
Asset retirement obligation	50,183	39,475
Other long-term liabilities	6,838	16,087
Total liabilities	1,725,834	1,667,651

Redeemable non-controlling interest	9,250	8,603

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	913,150	901,363
Retained earnings (accumulated deficit)	487,873	422,222
Accumulated other comprehensive income (loss)	(8,654)	(3,799)
	1,392,420	1,319,837
Noncontrolling interest	122,990	125,259
Total equity	1,515,410	1,445,096
Total liabilities and equity	$3,250,494	$3,121,350

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three- and 12-Month Periods Ended December 31, 2019 and 2018

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain or loss from extinguishment of liabilities, (viii) gain or loss on sale of subsidiary and property, plant and equipment and (ix) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. We use EBITDA and Adjusted EBITDA as a performance metric because it is a metric used by our Board of Directors and senior management in evaluating our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and 12-month periods ended December 31, 2019 and 2018.

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Net income	$14,127	$23,089	$93,543	$110,111
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	17,248	21,576	78,869	69,950
Income tax (benefit) provision	25,477	31,386	45,613	34,733
Adjustment to investment in unconsolidated company:
our proportionate share in interest, tax and depreciation and amortization	5,205	(2,584)	13,089	9,184
Depreciation and amortization	36,260	32,749	143,242	127,732
EBITDA	$98,317	$106,216	$374,356	$351,710

Mark-to-market gains or losses from accounting for derivatives	507	830	(1,402)	2,032
Stock-based compensation	2,127	2,836	9,358	10,218
Insurance proceeds in excess of assets carrying value	—	—	—	(7,150)
Loss from extinguishment of liability	468	—	468	—
Impairment of goodwill, net of reversal of a contingent liability	—	3,142	—	3,142
Termination fee	—	—	—	4,973
Merger and acquisition transaction cost	733	120	1,483	2,910
Write-off of unsuccessful exploration activities	—	7	—	126
Adjusted EBITDA	$102,152	$113,151	$384,263	$367,961

Puna's related EBITDA	2,591	(9,587)	1,280	(13,254)

Adjusted EBITDA excluding Puna's impact	104,743	103,564	385,543	354,707

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income attributable to the Company's stockholders

For the Three-Month and 12-Month Periods Ended December 31, 2019 and 2018

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company's stockholders, Adjusted EPS and Adjusted EPS without the impact of Puna for the three-month and 12-month periods ended December 31, 2019 and 2018.

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
	(in millions)		(in thousands)
Net income attributable to the Company's stockholders	$12.6	$18.2	$88.1	$98.0

One-time termination fee	—	—	—	5.0

One-time Goodwill impairment charge net of earnouts	—	3.1	—	3.1

One-time tax items	—	—	(13.3)	—

Adjusted Net income attributable to the Company's stockholders	$12.6	$21.3	$74.8	$106.1

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	51.5	50.9	51.2	51.0

Diluted Adjusted EPS	0.24	0.42	1.46	2.08

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
	(in millions)		(in thousands)
Net income attributable to the Company's stockholders	$12.6	$18.2	$88.1	$98.0

One-time termination fee	—	—	—	5.0

One-time Goodwill impairment charge net of earnouts	—	3.1	—	3.1

One-time tax items	—	—	(13.3)	—

Adjusted Net income attributable to the Company's stockholders	$12.6	$21.3	$74.8	$106.1

Puna related matters	3.2	(4.5)	7.0	(6.5)

Adjusted Net income attributable to the Company's stockholders excluding impact of Puna	15.9	16.9	81.8	99.5

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	51.5	50.9	51.2	51.0

Diluted Adjusted EPS excluding impact of Puna	0.31	0.33	1.60	1.95

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